Exhibit 99.10

NS WORLD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of NS World prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

NS World was incorporated in 2013 and the Company’s registered office is located at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specializes in the manufacturing and sale of magnetic components for automobiles and electronic appliances. The Company has operations located throughout Korea. The Company owns one building and one plot of land, both of which are pledged as collateral with the Industrial Bank of Korea.

The Company specializes in manufacturing magnetic components required across rapidly evolving automotive and home appliance industries, which can be divided into three key sectors: automotive, home appliances, and other industries.

In the automotive sector, the Company provides magnetic components designed to meet the performance demands of magnets required in extreme operating conditions for automotive parts. The Company offers a wide range of magnet products, from motor drive magnets to advanced magnets for various magnetic sensors, ensuring seamless integration with surrounding components through material diversification and insert molding.

In the home appliances sector, the Company supplies a variety of magnets used in low-noise, high- efficiency BLDC motors. These magnets are combined with mold design technology to achieve maximum efficiency from complex shapes using the same raw materials. The product range includes ferrite magnets and magnets made from NdFeB materials, designed to meet diverse customer specifications.

In other industries, the Company produces ferrite sintered magnets for large-capacity AC motors, meeting a wide range of customer requirements. Additionally, the Company manufactures ferrite magnet resins by compounding anisotropic or isotropic ferrite powder with binders, enabling injection molding for various applications.

The Company has made significant advancements since 2013, starting with the patent acquisition for a resin composition and manufacturing method for bonded magnets. In 2014, it obtained the IATF 16949 certification, and in 2015, successfully localized permanent magnet materials through a three-year, 2.4 billion KRW project. Since 2015, the Company has actively participated in government-led technology innovation and development projects under the Ministry of Trade, Industry and Energy and the Ministry of SMEs and Startups. In 2020, it was designated as a specialized company for materials, parts, and equipment, and in 2023, it received the Root Enterprise Certification from the Korea Institute of Industrial Technology.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company derives revenue from the sale of products, which are components for automotive and home appliance magnets. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represents all direct and indirect costs associated with the manufacture of our products. Cost of goods sold primarily consists of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

Other operating income consists of government grant income, rental income, income from the provision of technical services, gain on the disposal of tangible assets, and brokerage income.

Selling, general, and administrative expenses

SG&A expenses consist of corporate service functions such as finance, legal, human resources and information technology expenses, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income

Other non-operating income includes interest income, gain on foreign currency and other income.

Gain on foreign currency includes gain on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Interest income primarily includes realized gains from bank deposits and investments with financial instruments.

Other non-operating expenses

Other non-operating expenses include interest expense, loss on foreign currency and other expenses.

Interest expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans.

Loss on foreign currency includes loss on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Other expenses, other than interest expense and loss on foreign currency, primarily include amortization of accumulated actuarial loss.

Gain (loss) on financial instruments

The Company measures a fair value of redeemable convertible preferred stock and its changes in fair value is recognized as gain (loss) on financial instruments.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024 (in thousands, except as otherwise noted

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Nine Months Ended September 30,
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	4,919	100.0	4,724	100.0	195	4.1
Cost of Sales	(4,007)	(81.5)	(3,892)	(82.4)	(115)	3.0
Other operating income	54	1.1	109	2.3	(55)	(50.5)
Selling, general and administrative expenses	(1,176)	(23.9)	(1,004)	(21.3)	(172)	17.1
Operating income (loss)	(210)	(4.3)	(63)	(1.4)	(147)	(233.3)
Other non-operating income and losses, net	(56)	(1.1)	(384)	(8.1)	328	85.4
Income taxes (benefit)*	-	-	-	-	-	-
Net income(loss) from operations	(266)	(5.4)	(447)	(9.5)	181	40.5

*	not meaningful

Overall operating results

The Company generated total revenues of $4,919 thousand for the nine months ended September 30, 2025, reflecting a slight increase compared to the corresponding period in 2024. The Company incurred an operating loss of $210 thousand for the nine-month period ended September 30, 2025. Additionally, the operating margin declined from (-)1.3% in September 30, 2024 to (-)4.3% in September 30, 2025, primarily due to increase in Selling, general and administrative expenses.

Net sales

Net sales were $4,919 thousand for the nine months ended September 30, 2025 as compared to $4,724 thousand for the nine months ended September 30, 2024, an increase of $195 thousand, or 4.1%. Sales of the Company showed a slight increase due to increased demand from a major client.

Cost of sales

Cost of sales were $4,007 thousand for the nine months ended September 30, 2025 as compared to $3,892 thousand for the nine months ended September 30, 2024, an increase of $115 thousand, or 3%. The increase in cost of sales was primarily attributable to an increase of approximately 4.1% in sales compared to the nine months ended September 30, 2024.

Other operating income

Other operating income was $54 thousand for the nine months ended September 30, 2025 as compared to $109 thousand of other operating income for the nine months ended September 30, 2024, a decrease of $55 thousand, or 50.5%. This was primarily due to the decrease of government grant income.

Selling, general and administrative expenses

Selling, general and administrative expenses were $1,176 thousand for the nine months ended September 30, 2025 as compared to $1,004 thousand for the nine months ended September 30, 2024, an increase of $172 thousand, or 17.1%. This was primarily due to the Executive Salaries and Packaging Costs.

Other non-operating income

Gains on foreign currency mainly consisting of non-operating income was $306 thousand for the nine months ended September 30, 2025 as compared to $48 thousand for the nine months ended September 30, 2024, an increase of $258 thousand, or 537.5%. This was primarily due to the increased exposure to foreign exchange fluctuations as a result of higher collections of receivables, repayment of debts, and new foreign currency borrowings compared to the previous period.

Other non-operating losses

Interest expense was $139 thousand for the nine months ended September 30, 2025, compared to $96 thousand for the nine months ended September 30, 2024, an increase of $43 thousand, or 44.0%. This increase was primarily due to the increase in interest rates.

Loss on foreign currency was $204 thousand for the nine months ended September 30, 2025 as compared to $25 thousand for the nine months ended September 30, 2024, an increase of $179 thousand, or 726%. This was primarily due to the increased exposure to foreign exchange fluctuations as a result of higher collections of receivables and repayment of debts compared to the previous period.

The loss on valuation of redeemable convertible preferred stock, classified as non-operating expenses, was $12 thousand for the nine months ended September 30, 2025 as compared to $275 thousand for the nine months ended September 30, 2024, a decrease of $263thousand, or 95.6%.

Results of Operations for the Years Ended December 31, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line it

	Year Ended December 31,
	2024		2023		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	6,051	100.0	7,134	100.0	(1,083)	(15.2)
Cost of Sales	(5,218)	(86.2)	(6,335)	(88.8)	1,117	(17.6)
Other operating income	147	2.4	172	2.4	(25)	(14.5)
Selling, general and administrative expenses	(1,224)	(20.2)	(1,093)	(15.3)	(131)	12.0
Operating loss	(244)	(4.0)	(122)	(1.7)	(122)	(100.0)
Other non-operating income and losses, net	(128)	(2.5)	(421)	(5.9)	293	(69.6)
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(372)	(6.6)	(543)	(7.6)	171	(31.5)

*	Not meaningful

Overall operating result

The Company generated total revenues of $6,051 thousand, reflecting a slight decrease compared to the corresponding period in 2023. The Company continued to incur an operating loss of $244 thousand for the year ended December 31, 2024. Additionally, the operating margin declined from (-) 1.7% in 2023 to (-) 4.0% in 2024, primarily due to the increase in selling, general and administrative expenses.

Revenues

Revenues were $6,051 thousand for the year ended December 31, 2024 as compared to $7,134 thousand for the year ended December 31, 2023, a decrease of $1,083 thousand, or 15.2%. This was primarily due to the decrease in domestic sales.

Cost of sales

Cost of sales were $5,218 thousand for the year ended December 31, 2024 as compared to $6,335 thousand for the year ended December 31, 2023, a decrease of $1,117 thousand, or 17.6%. This was primarily due to the decrease in domestic sales.

Other operating income

Other operating income was $147 thousand for the year ended December 31, 2024 as compared to $172 thousand for the year ended December 31, 2023, a decrease of $25 thousand, or 14.5%. This was primarily due to the decrease in income from the provision of technical services.

Selling, general and administrative expenses

Selling, general and administrative expenses were $1,224 thousand for the year ended December 31, 2024 as compared to $1,093 thousand for the year ended December 31, 2023, an increase of $131 thousand, or 12.0%. This was primarily due to the increase in salaries, retirement benefits expense, and commission fees.

Other non-operating income

Gains on foreign currency mainly consisting of non-operating income was $258 thousand for the year ended December 31, 2024 as compared to $83 thousand for the year ended December 31, 2023, an increase of

$175 thousand, or 210.8%. This was primarily due to the strengthened KRW/USD exchange rate.

Gain on valuation of redeemable convertible preferred stock was $75 thousand for the year ended December 31, 2024, as compared to a loss of $310 thousand for the year ended December 31, 2023, representing an increase in gain (or a decrease in loss) of $359 thousand, or 116.1%. This was primarily due to a decrease in the value of the conversion feature.

Other non-operating losses

Interest expense was $144 thousand for the year ended December 31, 2024, compared to $122 thousand for the year ended December 31, 2023, an increase of $22 thousand, or 18.0%. This increase was primarily due to an increase in the installment amount for long-term debt repayment.

Loss on foreign currency was $229 thousand for the year ended December 31, 2024, as compared to $35 thousand for the year ended December 31, 2023, a significant increase of $194 thousand, or 554.3%. This was primarily due to increase in monetary instrument and the strengthened KRW/USD exchange rate.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements and capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of September 30, 2025 is as follows (in thousands):

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	213	359
Working capital	(2,295)	(3,132)
Accumulated deficit	(2,962)	(2,695)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financings.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the nine months ended September 30, 2025 and 2024 are summarized as follows:

	Nine Months Ended September 30,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash provided by (used in) operating activities	205	210	(5)	(2.38)
Net cash provided by (used in) investing activities	(82)	(113)	30	26.5
Net cash provided by (used in) financing activities	(281)	(182)	(99)	(54.4)
Net decrease in cash and cash equivalents	(158)	(85)	(74)	(87.1)

Net Cash Provided by/Used in Operating Activities

Cash flows provided by operating activities were $205 thousand for the nine months ended September 30, 2025, as compared to cash inflow by $210 thousand for the nine months ended September 30, 2024, a net outflows of $5 thousand, or 2.38%, primarily due to changes in Changes in provision for losses on valuation of inventories and Non-trade accounts payables and Non-trade accounts receivable net.

For the nine months ended September 30, 2025, net cash provided by operating activities was $205 thousand, which primarily consisted of net loss of $266 thousand, adjusted for certain non-cash items of $323 thousand, and net cash inflow from changes in operating assets and liabilities of $9 thousand. The non-cash items primarily consisted of depreciation and amortization expense of $145 thousand, changes in provision for losses on valuation of inventories of $54 thousand and pension benefits provision of $136thousand. The net cash outflow from changes in our operating assets and liabilities were primarily due to a $482 thousand decrease in trade accounts payable, a $1,733 thousand decrease in non-trade accounts receivable(net of allowance), a $103 thousand decrease in inventories, partially offset by a $482 thousand increase in trade accounts receivable(net of allowance) and $1,677 thousand decrease in non-trade accounts payable.

For the nine months ended September 30, 2024, net cash provided by operating activities was $210 thousand, which primarily consisted of net loss of $446 thousand, adjusted for certain non-cash items of $472 thousand, and net cash inflows from changes in operating assets and liabilities of $180 thousand. The non-cash items primarily consisted of loss on valuation of redeemable convertible preferred stock $275 thousand, , depreciation and amortization expense of $144 thousand, and pension benefits provision of $115 thousand. The net cash inflow from changes in our operating assets and liabilities were primarily due to a $906 thousand increase in nontrade accounts payables, a $362 thousand decrease in inventories, partially offset by a $991 thousand increase in non-trade accounts receivable (net of allowance), $40 thousand decrease in other payables and $31 thousand decrease in other liabilities.

Net Cash Provided by/Used in Investing Activities

Cash flows used in investing activities were $82 thousand for the nine months ended September 30, 2025 as compared to $113 thousand for the nine months ended September 30, 2024, an increase of $31 thousand, or 27.4%. The change of cash flows is primarily related to decrease in acquisitions of property, plant and equipment and increase in disposal of short-term financial instruments.

For the nine months ended September 30, 2025, net cash used in investing activities was $82 thousand, consisting primarily of acquisitions of property, plant and equipment of $87 thousand and increase in loans of $75 thousand, partially offset by disposal of short-term financial instruments of $30 thousand.

Net cash used in investing activities was $113 thousand for the nine months ended September 30, 2024, and primarily consisted of acquisitions of property, plant and equipment of $122 thousand and an increase in loans of $65 thousand.

Net Cash Provided by/Used in Financing Activities

Cash flows used in financing activities were $281 thousand for the nine months ended September 30, 2025 as compared to $182 thousand for the nine months ended September 30, 2024, an increase of $99 thousand, or 54.4%. The increase is primarily related to $105 thousand decrease in repayment from short-term borrowings and $209 thousand decrease in proceeds from short-term borrowings.

For the nine months ended September 30, 2025, net cash used in financing activities was $281 thousand, comprising primarily repayment from current portion of long-term liabilities of $153 thousand and repayment from short-term borrowings of $964 thousand, mostly offset by proceeds from short-term borrowings of $876 thousand.

For the nine months ended September 30, 2024, net cash used in financing activities was $182 thousand, consisting primarily of repayment from short-term borrowings of $1,069 thousand and repayment from current portion of long-term liabilities of $166 thousand, mostly offset by proceeds from short-term borrowings of

$1,084 thousand.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2024 and December 31, 2023 are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2024	2023	($)	(%)
Net cash provided by (used in) operating activities	401	391	10	2.6
Net cash provided by (used in) investing activities	(138)	(197)	59	(29.9)
Net cash provided by (used in) financing activities	(252)	(28)	(224)	800.0
Net increase in cash and cash equivalents	11	166	(155)	(93.4)

Net Cash Provided by Operating Activities

Cash flows provided by operating activities were $401 thousand for the year ended December 31, 2024, as compared to $391 thousand for the year ended December 31, 2023, an increase of $10 thousand, or 2.6%. The increase is primarily related to decrease in net loss.

For the year ended December 31, 2024, net cash provided by operating activities was $401 thousand, which primarily consisted of net loss of $372 thousand, adjusted for certain non-cash items of $248 thousand, and net cash inflow from changes in operating assets and liabilities of $525 thousand. The non-cash items primarily consisted of depreciation and amortization expense of $184 thousand, pension benefits provision of $158 thousand and gain on valuation of redeemable convertible preferred stock of $75 thousand. The net cash inflow from changes in our operating assets and liabilities were primarily due to a $376 thousand decrease in trade accounts receivable (net of allowance), a $503 thousand decrease in inventories, a $1,200 thousand increase in non-trade accounts payables, partially offset by a $1,149 thousand increase in non-trade accounts receivable (net of allowance) and $349 thousand decrease in trade accounts payables.

For the year ended December 31, 2023, net cash provided by operating activities was $391 thousand, which primarily consisted of net loss of $543 thousand, adjusted for certain non-cash items of $478 thousand, and net cash inflow from changes in operating assets and liabilities of $456 thousand. The non-cash items primarily consisted of depreciation and amortization expense of $153 thousand, interest expenses of $122 thousand, loss on valuation of redeemable convertible preferred stock of $310 thousand, pension benefits provision of $138 thousand and reversal of losses on valuation of inventories of $168 thousand. The net cash inflow from changes in operating assets and liabilities were primarily due to a $547 thousand increase in non- trade accounts payables, a $354 thousand change in trade accounts receivable (net of allowance), partially offset by a $360 thousand change in non-trade accounts receivable (net of allowance).

Net Cash Used in Investing Activities

Cash flows used in investing activities were $138 thousand for the year ended December 31, 2024 as compared to $197 thousand for the year ended December 31, 2023, a decrease of $59 thousand, or 29.9%. The decrease is primarily related to a $81 thousand decrease in acquisitions of property, plant and equipment, $38 thousand increase in proceeds from disposal of property, plant and equipment, partially offset by a $73 thousand increase in loans and a $30 thousand change in decrease of short-term financial instruments.

For the year ended December 31, 2024, net cash used in investing activities was $138 thousand, consisting primarily of acquisitions of property, plant and equipment of $219 thousand and increase in loans of $87 thousand, partially offset by other investing activities of $43 thousand and proceeds from disposal of property, plant and equipment of $38.

For the year ended December 31, 2023, net cash used in investing activities was $197 thousand, primarily consisting of acquisitions of property, plant and equipment of $301 thousand, partially offset by a decrease of short-term financial instruments of $56 thousand and receipt of government grants of $50 thousand.

Net Cash Used in Financing Activities

Cash flows used in financing activities were $252 thousand for the year ended December 31, 2024 as compared to $28 thousand for the year ended December 31, 2023, an increase of $224 thousand, or 800.0%. The increase is primarily related to $121 thousand decrease in proceeds from long-term debt, and $109 thousand change in repayment from current portion of long-term debt.

For the year ended December 31, 2024, net cash used in financing activities was $252 thousand, comprised primarily of repayment from short-term debt of $220 thousand and repayment from current portion of long-term debt of $222 thousand, partially offset by proceeds from short-term debt of $231 thousand.

For the year ended December 31, 2023, net cash used in financing activities was $28 thousand, comprised primarily of repayments of short-term debt of $223 thousand, repayments of current portion of long-term debt of $113 thousand and repayment of lease liabilities of $43 thousand, partially offset by $230 thousand proceeds from short-term debt and $121 thousand proceeds from long-term debt.

Debt

Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock with a principal amount of KRW 750 million. The redeemable convertible preferred stock bears a fixed interest rate of 5.8% per annum and matures in 2025. As part of the issuance terms, the conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability together with separating the conversion option. The Company’s redeemable convertible preferred stock, which matured in May 2025, is deemed redeemed.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of September 30, 2025:

($ in thousands)	2025	2026	2027	2028	2029	Thereafter	Total
Operating lease(1)	—	—	—	—	—	—	—
Finance lease(1)	12	46	31	7	7	3	106
Debt obligations(2)	429	2,086	182	24	18	27	2,766
Total	441	2,132	213	31	25	30	2,872

(1)	Future lease payment obligations for finance lease liabilities.
(2)	Short-term and long-term debt principal repayment obligations for loans provided by Industrial Bank of Korea, Korea Small and Medium-sized Enterprises and Startups Agency, and EMT Asia Co., Ltd.

As of September 30, 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2024.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred loss of $266 thousand for the nine-month period ended September 30, 2025, and had net negative working capital of $2,294 thousand which excludes cash and cash equivalents of $213 thousand. At the end of the reporting period, the Company had accumulated deficits of $2,962 thousand as of September 30, 2025.

Furthermore, the Company incurred losses of $372 thousand and $543 thousand for the years ended December 31, 2024, and 2023, respectively. The Company had net negative working capital of $3,132 thousand and $3,071 thousand and accumulated deficits of $2,695 thousand and $2,323 thousand as of December 31, 2024, and 2023, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact on our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of September 30, 2025 and December 31, 2024, we had $213 thousand and $359 thousand of cash and cash equivalents, respectively. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short- term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest number of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

If the Company is the principal in the revenue transaction, the Company recognizes the revenue as gross, otherwise the Company recognizes the revenue on a net basis. When certain services arrange for another party to transfer goods to a customer, where the Company does not maintain pricing discretion or retain control over the assets, the Company is considered to be acting as an agent. When this occurs, the Company recognizes the net amount as other operating income. The Company also engages in resale or repurchase transactions with customers, where we record the net transaction amount as either other revenues or processing fees.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in the cost of goods sold as incurred. Taxes collected for government authority are excluded from revenue.

The Company’s primary source of revenue is product sales of components for automotive and home appliance magnets. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable considerations because the contracts include stated prices. The Company provides assurance type warranties on all of its products, which do not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2024 and 2023.

Leases

The Company has entered into various operating and finance lease agreements for certain office spaces, transportation equipment and office equipment. The Company has lease agreements with lease and non-lease components and elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. The Company also elected the short-term lease exception, except for real estate, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option.

Defined Severance Benefits

The Company has a defined benefit pension plan covering substantially all employees upon their retirement according to Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate.

The Company recognizes the liability for pension benefits in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Loss.

The obligations are measured annually, or more frequently if there is a remeasurement event, based on our measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant corporate bonds in the market.

Foreign Currency

The functional currency of the Company is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates on the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate on the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents” in the Statements of Cash Flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss,” a separate component of stockholders’

deficit.

Recent Accounting Pronouncements

See Note 1.(22) to the audited annual financial statements for the years ended December 31, 2024 and 2023, which are incorporated by reference into this Current Report on Form 8-K, and Note 1.(4) to the unaudited interim condensed financial statements for the nine months ended September 30, 2025 and 2024, which are included in this Current Report on Form 8-K, for information regarding recently issued accounting pronouncements not yet adopted as of the respective statement of financial position dates.